GUIDANT CORPORATION and Subsidiaries
                          EXHIBIT 11.1

      Statement Regarding Computation of Per-Share Earnings
               on Primary and Fully Diluted Bases
              (In millions, except per-share data)


                                           Three Months Ended March 31,
                                                1997          1996
                                                ----          ----
Primary:

Net income                                     $43.2         $28.5

Weighted average common shares outstanding      72.17         71.99

Incremental shares:
   Stock plans                                   1.48          0.93
                                                -----         -----

Adjusted average common shares outstanding      73.65         72.92

Primary earnings per share                      $0.59         $0.39
                                                =====         =====

Fully Diluted:

Net income                                     $43.2         $28.5

Weighted average common shares outstanding      72.17         71.99

Incremental shares:
   Stock plans                                   1.55          1.05
                                                -----         -----

Adjusted average common shares outstanding      73.72         73.04

Fully diluted earnings per share                $0.59         $0.39
                                                =====         =====

Common stock equivalents are not materially dilutive and, accordingly, have not been considered in the computation of per-share earnings which appears on the Consolidated Statements of Income.